Filed Pursuant to Rule 424(b)(5)
Registration No. 333-253774

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Debt Securities	$400,000,000	$43,640

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
(2)

This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Company’s Registration Statement on Form S-3 (File No. 333-253774) in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended

PROSPECTUS SUPPLEMENT

(To prospectus dated March 2, 2021)

$400,000,000

NewMarket Corporation

2.700% Senior Notes due 2031

We are offering $400 million aggregate principal amount of 2.700% Senior Notes due 2031 (the Notes). We will pay interest on the Notes on March 18 and September 18 of each year, beginning September 18, 2021. The Notes will mature on March 18, 2031. We may redeem some or all of the Notes at any time at the redemption prices described in this prospectus supplement. If a change of control triggering event as described in this prospectus supplement under the heading “Description of Notes – Purchase Upon a Change of Control Triggering Event” occurs, we may be required to offer to purchase the Notes from the holders.

The Notes will be general unsecured senior obligations and rank equally with our other unsecured senior indebtedness. The Notes will rank senior to any future subordinated indebtedness we may incur and will be effectively junior to any future secured indebtedness we may incur. The Notes will be issued only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated dealer quotation system.

Investing in the Notes involves certain risks that are described in the ‘‘Risk Factors’’ section beginning on page S-8 of this prospectus supplement.

	Per Note	Total
Public offering price (1)	98.763%	$395,052,000
Underwriting discount	0.650%	$2,600,000
Proceeds, before expenses, to us (1)	98.113%	$392,452,000
(1) Plus accrued interest from March 18, 2021, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about March 18, 2021.

Joint Book-Running Managers

BofA Securities	J.P. Morgan

Senior Co-Managers

Citigroup	DBS Bank Ltd.	US Bancorp	Wells Fargo Securities

Co-Managers

BNP PARIBAS	TD Securities	Citizens Capital Markets	PNC Capital Markets LLC

The date of this prospectus supplement is March 4, 2021.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering, the Notes and certain matters relating to us. The second part, the accompanying prospectus, includes more general information about us and the debt securities we may offer from time to time, some of which does not apply to this offering or the Notes. It is important for you to read and consider all information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus in making your investment decision with respect to the Notes. To the extent the information in, or incorporated by reference into, this prospectus supplement differs from the information in, or incorporated by reference into, the prospectus, you should rely on the information in, or incorporated by reference into, this prospectus supplement. This document may only be used where it is legal to sell these securities.

You should only rely on the information contained or incorporated by reference into this document or included in other offering materials provided by us in connection with this offering. We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different or additional information. We take no responsibility for, and can provide no assurance as to the accuracy of, any different or additional information, and if anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information contained in, or incorporated by reference into, this document or included in other offering materials provided by us is accurate as of any date other than the date of this document, the date of the document in which the incorporated information appears or the date of any such offering materials, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise specified or the context indicates otherwise, when we use the terms “we,” “our,” “us,” the “Company” or “NewMarket” in this document, we are referring to NewMarket Corporation, a Virginia corporation, and its consolidated subsidiaries.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the SEC). Our SEC file number is 001-32190. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at http://www.newmarket.com, which also contains other information about us. The information available on our website (other than the documents expressly incorporated by reference into this prospectus supplement as set forth below) is not incorporated by reference into this prospectus supplement and you should not consider such information a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus supplement information included in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus supplement is an important part of this prospectus supplement, and information included in documents that we file later with the SEC will automatically update or supersede the information in this prospectus supplement or in earlier filings with the SEC.

We incorporate by reference the documents listed below (other than any portions of the documents furnished and not deemed to be filed) and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the termination of the offering under this prospectus supplement (other than any portions of such filings that are furnished rather than filed under applicable SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 16, 2021;

•

The portions of our Definitive Proxy Statement on Schedule 14A, filed on March  11, 2020, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	Our Current Report on Form 8-K filed on February 25, 2021.

You may request a copy of any of the documents incorporated by reference into this prospectus supplement at no cost by writing or telephoning us at:

NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219

Attn: Corporate Secretary

(804) 788-5000

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus or other offering materials provided to you by us may contain or incorporate by reference certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples include statements as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. You can often identify forward-looking statements by words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “expects,” “should,” “could,” “may,” “will,” or other words of similar meaning.

Forward-looking statements, by their nature, involve estimates, projects, forecasts and various risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in any such statement. Factors that could cause actual results or outcomes to differ from those expressed in a forward-looking statement include, but are not limited to:

•	the availability of raw materials and distribution systems;

•	disruptions at production facilities, including single-sourced facilities;

•	hazards common to chemical businesses;

•	the ability to respond effectively to technological changes in our industry;

•	failure to protect our intellectual property rights;

•	sudden or sharp raw material price increases;

•	competition from other manufacturers;

•	current and future governmental regulations;

•	the gain or loss of significant customers;

•	failure to attract and retain a highly-qualified workforce;

•	an information technology system failure or security breach;

•	the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, and health-related epidemics such as the COVID-19 pandemic;

•	risks related to operating outside of the United States;

•	any compromise of the integrity or security of our network and information systems, including any security breach or other disruption, including cyber-attacks;

•	political, economic, and regulatory factors concerning our products;

•	the impact of substantial indebtedness on our operational and financial flexibility;

•	the impact of fluctuations in foreign exchange rates;

•	resolution of environmental liabilities or legal proceedings;

•	limitation of our insurance coverage;

•

our inability to realize expected benefits from investment in our infrastructure or from recent or future acquisitions, or our inability to successfully integrate recent or future acquisitions into our business; and

•	the underperformance of our pension assets resulting in additional cash contributions to our pension plans.

We provide additional information about many of the specific risks we face in the “Risk Factors” section of this prospectus supplement. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation, except as may be required by law, to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which it is made.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

The following summary contains certain basic information about us and the Notes offered under this prospectus supplement, but does not include all of the information that may be important to you. It is not intended to be complete and is qualified in its entirety by reference to the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. For additional information on the Notes, see the “Description of Notes” section in this prospectus supplement and the “Description of the Debt Securities” section of the accompanying prospectus.

Before deciding whether to invest in the Notes, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information in the “Risk Factors” section of this prospectus supplement.

Company Overview

NewMarket is a specialty chemical company with operations in North America, Europe, Asia and South America.

Through our subsidiary Afton Chemical Corporation, we manufacture and sell petroleum additives used in lubricating oils and fuels to enhance their performance in machinery, vehicles and other equipment. The petroleum additives market is a global marketplace, with customers ranging from large, integrated oil companies to national, regional and independent companies. From custom-formulated additive packages to market-general additives, we provide our customers with products and solutions that make engines run smoother, machines last longer, and fuels burn cleaner.

We view the petroleum additives market we serve as being comprised of two broad product applications: lubricant additives and fuel additives. Lubricant additives are highly formulated chemical solutions that, when blended with base fluids, improve the efficiency, durability, performance and functionality of mineral oils, synthetic oils and biodegradable fluids, thereby enhancing the performance of machinery and engines. Fuel additives are chemical components that help oil refiners meet fuel specifications or formulated packages that improve the performance of gasoline, diesel, biofuels and other fuels, resulting in lower operating costs, improved vehicle performance and reduced emissions.

We develop and manufacture highly formulated additives packages for both lubricant additives and fuel additives applications and market and sell these products worldwide. We invest significantly in research and development in order to meet our customers’ needs and to adapt to the rapidly changing environment for new and improved products and services. We work closely with our customers to understand their businesses and, with over 500 employees in research, development and testing, are dedicated to developing additive formulations that are tailored to our customers’ and end-users’ specific needs. Our portfolio of technologically-advanced, value-added products allows us to provide a full range of products, services, and solutions to our customers. Over the past five years, we have launched an average of 64 new products annually, and approximately 40% of our revenue comes from products launched within the last five years.

Our subsidiary Ethyl Corporation provides contracted manufacturing services to Afton Chemical Corporation and to third parties, and is a marketer of antiknock compounds in North America.

Our principal executive offices are located at 330 South Fourth Street, Richmond, Virginia 23219, and our telephone number is (804) 788-5000.

For additional information about us, please refer to the reports we file with the SEC that are incorporated by reference into this prospectus supplement as described under “Where You Can Find More Information” above.

The Offering

Issuer	NewMarket Corporation.

Securities Offered	$400 million aggregate principal amount of 2.700% Senior Notes due 2031.

Maturity Date	March 18, 2031.

Interest Rate	2.700% per year.

Interest Payment Dates	March 18 and September 18, commencing September 18, 2021. Interest will accrue from March 18, 2021.

Ranking	The Notes (i) will be the Company’s senior unsecured obligations, (ii) will rank equally in right of payment with all of the Company’s existing and future senior indebtedness (including the Company’s 4.10% Senior Notes due 2022 (the “2022 Notes”) until such notes have either been repaid or redeemed, the Company’s 3.78% Senior Notes due 2029 and the Company’s revolving credit facility), (iii) will be senior in right of payment to all of the Company’s future subordinated indebtedness, (iv) will be effectively subordinated to the Company’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and (v) will be structurally subordinated to all liabilities of any of the Company’s subsidiaries. See “Description of Notes—Ranking.”

Optional Redemption

At any time prior to December 18, 2030 (three months prior to their maturity date), the Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•  100% of the principal amount of the Notes to be redeemed; and

•  the sum of the present values of the Remaining Scheduled Payments (as defined in “Description of Notes—Optional Redemption”) thereon that would be due if the Notes matured on December 18, 2030, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in “Description of Notes—Optional Redemption”) plus 20 basis points, plus, in either case, accrued and unpaid interest, if

any, on the principal amount being redeemed to the date of redemption.

Commencing on December 18, 2030 (three months prior to their maturity date), we may redeem the Notes, in whole, or from time to time in part, at our option at any time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to the redemption date. See “Description of Notes—Optional Redemption.”

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If a Change of Control Triggering Event (as defined in “Description of Notes—Purchase upon a Change of Control Triggering Event”) occurs, you will have the right to require us to repurchase all or any part of your Notes at a purchase price of 101% of the principal amount, plus accrued and unpaid interest, if any, on such Notes, to, but excluding, the purchase date. See “Description of Notes—Purchase upon a Change of Control Triggering Event.”

Covenants	The Notes will be issued under a base indenture, as supplemented by a supplemental indenture, which will contain covenants that, among other things, limit our ability to incur liens securing indebtedness, to engage in certain sale and leaseback transactions with respect to certain properties and to sell all or substantially all of our assets or merge or consolidate with or into other companies. See “Description of Notes—Certain Covenants.”

Use of Proceeds	We plan to use the net proceeds from the sale of the Notes for (i) the repayment or redemption of our outstanding 2022 Notes and (ii) general corporate purposes. See “Use of Proceeds.” Certain of the underwriters or their affiliates may hold some of the 2022 Notes being redeemed or repurchased and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting.”

Form and Denomination	We will issue the Notes in fully registered book-entry form and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Absence of Public Market for the Notes	The Notes are a new issue of securities and there is currently no established trading market for the Notes. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated dealer quotation system. Accordingly, a liquid market for the Notes may not develop. Certain of the underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so, and any market making with respect to the Notes may be discontinued without notice.

Trustee	Wells Fargo Bank, National Association.

Risk Factors	An investment in the Notes involves certain risks. Prospective investors should carefully consider the specific factors described under “Risk Factors,” as well as the risk factors disclosed in the documents incorporated by reference into this Prospectus Supplement, before deciding to invest in the Notes.

Summary Historical Consolidated Financial Data

Our summary consolidated financial information presented below as of December 31, 2020 and 2019 and for the years ended December 31, 2020, 2019 and 2018 has been derived from our audited consolidated financial statements. This information is only a summary and should be read in conjunction with our audited consolidated financial statements and the related notes and the discussion under “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” both of which can be found in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement.

	Years Ended December 31,
($ in thousands)	2020	2019	2018
Operating Data:
Net sales	$2,010,931	$2,190,295	$2,289,675
Cost of goods sold	1,415,899	1,560,426	1,704,312

Gross Profit	595,032	629,869	585,363
Selling, general and administrative expenses	142,863	148,083	152,400
Research, development, and testing expenses	140,367	144,465	140,289

Operating profit	311,802	337,321	292,674

Interest and financing expenses, net	26,328	29,241	26,723
Other income (expense), net	45,813	23,510	24,334

Income before income tax expense	331,287	331,590	290,285
Income tax expense	60,719	77,304	55,551

Net income	$270,568	$254,286	$234,734

Net income margin	13.5%	11.6%	10.3%

Balance Sheet Data: (as of period end)
Total current assets	$898,078	$879,398
Property, plant and equipment, net	665,147	635,439

Total assets	$1,933,875	$1,885,132

Total current liabilities	$312,455	$308,895
Long-term debt	598,848	642,941
Operating lease liabilities – noncurrent	48,324	46,792
Other noncurrent liabilities	214,424	203,406

Total liabilities	$1,174,051	$1,202,034

Common stock	$717	$1,965
Accumulated other comprehensive loss	(173,164)	(162,748)
Retained earnings	932,271	843,881

Total shareholders’ equity	$759,824	$683,098

Total liabilities and shareholders’ equity	$1,933,875	$1,885,132

	Years Ended December 31,
($ in thousands)	2020	2019	2018
Other Data:
Capital Expenditures	$93,316	$59,434	$74,638
Cash provided from (used in) operating activities	$284,154	$337,212	$197,911
Cash provided from (used in) investing activities	$(74,243)	$(59,434)	$(60,031)
Cash provided from (used in) financing activities	$(231,463)	$(208,079)	$(145,427)
EBITDA(1)	$441,617	$448,391	$388,767
EBITDA margin(1)	22.0%	20.5%	17.0%
Free cash flow(1),(2)	$348,301	$388,957	$314,129
Total leverage(1)	1.4x	1.4x
Net leverage(1)	1.1x	1.1x

(1)

These financial measures have not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). See “Non-GAAP Financial Measures” below for more information, including reconciliations of these financial measures to the most directly comparable financial measures prepared in accordance with GAAP.

(2)	Free cash flow is defined as EBITDA less capital expenditures. See “Non-GAAP Financial Measures” below for more information.

Non-GAAP Financial Measures

The summary historical consolidated financial data table above discloses certain financial measures that have not been prepared in accordance with GAAP. These financial measures, which are discussed more below, should not be considered in isolation or as a substitute for comparable financial measures prepared in accordance with GAAP. Certain non-GAAP financial measures may be calculated differently by different companies and therefore the measures we present may not be comparable to similarly titled measures at other companies.

EBITDA and EBITDA margin. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant and equipment) and amortization (on intangibles and lease right-of-use assets). EBITDA margin is defined as EBITDA divided by net sales. We believe that the presentation of EBITDA and EBITDA margin enhances understanding of our operating performance and period-to-period comparability.

Total leverage and net leverage. Total leverage is defined as total debt divided by EBITDA, with total debt consisting of long-term debt and related deferred financing costs plus capital lease obligations. Net leverage is defined as total debt less cash and cash equivalents, divided by EBITDA. We believe that the presentation of total leverage and net leverage provide additional insight into our underlying capital structure, liquidity and performance.

Free cash flow. Free cash flow is defined as EBITDA less capital expenditures. We believe that the presentation of free cash flow provides additional perspective with respect to our performance and the strength of our ongoing business.

The tables below present reconciliations of the non-GAAP financial measures discussed above to the most directly comparable financial measure prepared in accordance with GAAP.

($ in thousands)	Years Ended December 31,
	2020	2019	2018
Net income	$270,568	$254,286	$234,734
Add:
Interest and financing expenses, net	26,328	29,241	26,723
Income tax expense	60,719	77,304	55,551
Depreciation and amortization	84,002	87,560	71,759

EBITDA	$441,617	$448,391	$388,767

Less:
Capital expenditures	$93,316	$59,434	$74,638
Free cash flow	$348,301	$388,957	$314,129
Net sales	$2,010,931	$2,190,295	$2,289,675
EBITDA margin	22.0%	20.5%	17.0%

($ in thousands)	As of December 31,
	2020	2019
Long-term debt	$598,848	$642,941
Deferred financing costs related to long-term debt	1,152	1,737
Capital lease obligations	—	—

Total debt	$600,000	$644,678
Less:
Cash and cash equivalents	125,172	144,397

Net debt	$474,828	$500,281

EBITDA	$441,617	$448,391
Total leverage	1.4x	1.4x
Net leverage	1.1x	1.1x

RISK FACTORS

Investing in the Notes involves certain risks, including risks relating to our business and risks relating to the Notes. You should carefully consider these risks, as described below, in consultation with your own financial and legal advisors before deciding whether an investment in the Notes is suitable for you.

Risks Relating to our Business

Our business is subject to many risks, including risks relating to the COVID-19 pandemic as described below, which are described in Item 1A. Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement. These risks are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may arise or become material. If we are unable to adequately respond to any of these risks and uncertainties, our business, results of operations and financial condition could be materially adversely affected.

The COVID-19 pandemic has had an impact on our financial results and could have a material adverse effect on our results of operations, financial position, and cash flows in the future.

The COVID-19 pandemic has created significant uncertainty and economic disruption. The extent to which it will continue to impact our business, results of operations, financial position, and cash flows is difficult to predict and dependent upon many factors over which we have no control. These factors include, but are not limited to, the duration and severity of the pandemic; the effectiveness, acceptance, and speed of application of the recently developed vaccines; government restrictions on businesses and individuals; the impact of the pandemic on our customers’ businesses and the resulting demand for our products; the impact on our suppliers and supply chain network; the impact on U.S. and global economies and the timing and rate of economic recovery; and potential adverse effects on the financial markets.

Risks Relating to the Notes

The indenture will not restrict the amount of additional indebtedness that we or our subsidiaries may incur. The covenants in the indenture afford you only limited protection.

The limited covenants in the Notes and the indenture governing the Notes may not provide protection against some events or developments that may affect our ability to repay the Notes. The Notes and the indenture under which the Notes will be issued do not restrict the amount of indebtedness that we or any of our subsidiaries may incur, subject to limitations on debt secured by liens on certain of our properties or on shares of stock of any subsidiaries, see “Description of Notes—Certain Covenants—Limitation on Liens.” As of December 31, 2020, we had approximately $898 million in available borrowing capacity under our revolving credit facility. Subject to certain conditions, we may increase the size of the revolving credit facility or obtain incremental term loans in an aggregate amount up to $425 million. Our and our subsidiaries’ incurrence of additional indebtedness may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of the Notes and a risk that any credit rating of the Notes is lowered or withdrawn. In addition, we and our subsidiaries are not restricted under the indenture governing the Notes from paying dividends or issuing or repurchasing our securities, or securities of any of our subsidiaries.

There are no financial covenants in the indenture governing the Notes. Except for the covenants described in this prospectus supplement under “Description of Notes—Certain Covenants—Restrictions on Liens,” “—Limitation on Sale/Leaseback Transactions” and “—Consolidation, Merger and Sale of Assets” and under “Description of Notes—Purchase upon a Change of Control Triggering Event,” there are no covenants or any other provisions in the indenture that afford you protection in the event of a highly leveraged transaction, including one that results in a change of control of the Company. In addition, the definition of the term “Change of Control Triggering Event” (as defined under the heading “Description of Notes—Change of Control Offer to Purchase”), does not cover a variety of transactions (such as acquisitions by us) that could negatively affect the value of the Notes. If we were to enter into a significant corporate transaction that would negatively affect the value of the Notes but would not constitute a Change of Control Triggering Event, we would not be required to offer to repurchase your Notes prior to maturity. Further, holders of the Notes should have a reasonable expectation that, subject to certain exceptions described in the indenture, the indenture or the Notes may be amended, supplemented or waived from time to time in accordance with the terms of the indenture and that such amendments, supplements or waivers, while being approved by holders of at least a majority in principal amount of then-outstanding Notes of all series of Notes that are affected by such amendments, supplements or waivers, will be binding on all holders of each applicable series of Notes. See “Description of the Debt Securities — Modification and Waiver” in the accompanying prospectus. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the Notes.

Certain properties currently are not and in the future may not be a Principal Property and therefore not subject to certain covenants in the indenture.

The indenture governing the Notes includes covenants that, among other things, limit our ability and the ability of our subsidiaries to create or permit to exist mortgages and other liens on and enter into sale and leaseback transactions with respect to Principal Properties (as defined in the indenture). This is the only limit in the Notes on our ability to incur secured debt that would be effectively senior to the Notes to the extent of the value of the collateral. See the covenants and definitions described in this prospectus supplement under “Description of Notes—Certain Covenants.” The indenture provides that a Principal Property means our corporate headquarters or any manufacturing plant or other similar facility (including production machinery and equipment located thereon), warehouse, distribution facility or research, development, and testing facility, owned or leased by us or any Subsidiary (as defined in the indenture) which is located within the United States, the gross book value of which exceeds 1% of Consolidated Net Tangible Assets (as defined in the indenture). As of the date of this prospectus supplement, neither we nor any of our subsidiaries has any property that constitutes a Principal Property under the indenture. Accordingly, the indenture’s limitations with respect to mortgages and other liens on Principal Properties and sale leaseback transactions involving Principal Properties would be inapplicable as of the date of this prospectus supplement and will remain inapplicable unless and until we or any of our subsidiaries has one or more properties that qualifies as a Principal Property.

Our level of indebtedness, a downgrade in our credit ratings or a deterioration in global credit markets could limit our cash flow available for operations and could adversely affect our ability to service our debt or obtain additional financing.

As of December 31, 2020, our total outstanding consolidated debt was approximately $599 million. A significant increase in our level of indebtedness could restrict our operations and make it more difficult for us to satisfy our debt obligations. For example, a significant increase in our level of indebtedness could, among other things:

•	affect our liquidity by limiting our ability to obtain additional financing for working capital;

•	limit our ability to obtain financing for capital expenditures and acquisitions or make any available financing more costly;

•

require us to dedicate all or a substantial portion of our cash flow to service our debt, which would reduce funds available for other business purposes, such as capital expenditures, dividends or acquisitions;

•	limit our flexibility in planning for or reacting to changes in the markets in which we compete;

•	place us at a competitive disadvantage relative to our competitors who may have less indebtedness;

•	render us more vulnerable to general adverse economic and industry conditions; and

•	make it more difficult for us to satisfy our financial obligations.

The indenture governing the Notes contains restrictive covenants. In addition, the credit agreement governing our revolving credit facility, the indenture governing 2022 Notes and the note purchase agreement governing our 3.78% Senior Notes due 2029, each contains financial, operative and/or other restrictive covenants. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debt, including the Notes.

Our credit ratings are an assessment by the rating agencies of our ability to pay our debts when due. A rating organization may lower our rating, or change our ratings’ outlook, or decide not to rate our securities, temporarily or permanently, in its sole discretion. Any downgrade or withdrawal of a rating by a rating agency that rates the Notes could have an adverse effect on the trading prices or liquidity of the Notes. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the Notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating. The reduction, suspension or withdrawal of the ratings of the Notes will not, in and of itself, constitute an event of default under the indenture.

Conditions and events in the global credit market could have a material adverse effect on our access to short and long-term borrowings to finance our operations and the terms and cost of that debt. It is possible that one or more of the banks that provide us with financing under our revolving credit facility may fail to honor the terms of our facility or be financially unable to provide the unused credit as a result of significant deterioration in such bank’s financial condition. An inability to obtain sufficient financing at cost-effective rates could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The Notes will be unsecured and rank behind any secured creditors to the extent of the value of the collateral securing their claims.

The Notes will be senior unsecured indebtedness of NewMarket. As of December 31, 2020, we had no secured indebtedness. To the extent that we incur secured indebtedness in the future, holders of any secured indebtedness will have claims that are prior to your claims as holders of the Notes to the extent of the value of the assets securing such indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of our secured indebtedness will have prior claims to our assets that constitute their collateral. Holders of the Notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the Notes. In that event, because the Notes will not be secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

We may not be able to repurchase the Notes upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, except to the extent we have exercised our right to redeem the Notes, we will be required to offer to each holder of the Notes to repurchase all or any part of that holder’s Notes at a repurchase price in cash equal to 101% of the principal amount of such Notes repurchased plus any accrued and unpaid interest on such Notes repurchased to, but not including, the repurchase date. It is possible that we will not have sufficient funds at the time of any Change of Control Triggering Event to make the required repurchase of the Notes. In order to obtain sufficient funds to pay the repurchase price of the outstanding Notes, we may need to refinance such Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, or at all. Our failure to offer to repurchase all outstanding Notes or to repurchase all validly tendered Notes would be an event of default under the indenture for the Notes. Such an event of default may cause the acceleration of our other debt. In addition, the terms of our other debt agreements or applicable law may limit our ability to repurchase the Notes for cash. Our future debt also may contain restrictions on repurchase requirements with respect to specified events or transactions that constitute a change of control under the indenture.

An active trading market for the Notes may not develop or continue.

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated dealer quotation system. Accordingly, there can be no assurance that a trading market for the Notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the Notes. Further, there can be no assurance as to the liquidity of any market that may develop for the Notes, your ability to sell the Notes or the price at which you will be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the markets for similar securities.

The market price of the Notes may be volatile.

The market price of the Notes will depend on many factors that may vary over time, some of which are beyond our control, including:

•	our financial performance;

•	the amount of indebtedness we have outstanding;

•	market interest rates;

•	the market for similar securities;

•	competition;

•	the size and liquidity of the markets for the Notes; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your Notes at prices below those you believe to be appropriate, including prices below the price you paid for them.

Dividends and repurchases of shares of our common stock will reduce funds available for repayment of the Notes.

We have historically paid quarterly dividends and intend to continue to do so subject to capital availability and periodic determinations by our Board of Directors. Further, on December 13, 2018, our Board of Directors authorized a $500 million share repurchase program. As of December 31, 2020, the Company had remaining authorization under the share repurchase program of approximately $399 million, exclusive of any fees, commissions, or other expenses. We expect to make stock repurchases in the future. Any stock repurchases may be significant, and the indenture governing the Notes does not limit our ability to conduct future repurchases in any way. Similarly, the indenture governing the Notes does not limit our ability to pay dividends. Any future dividends or repurchases by us would reduce cash and shareholders’ equity that is available to repay the Notes.

Your right to receive payments on the Notes could be adversely affected if any of our subsidiaries declare bankruptcy, liquidate or reorganize.

Our subsidiaries will not guarantee the Notes, and thus may incur debt and other liabilities, to the extent permitted by the indenture. In the event of any bankruptcy, liquidation or reorganization of any of our subsidiaries, the rights of the holders of the Notes to participate in the assets of such subsidiary will rank behind the claims of that subsidiary’s creditors, including trade creditors (except to the extent we have a claim as a creditor of such subsidiary). As a result, the Notes will be structurally subordinated to the outstanding liabilities, including trade payables, of our subsidiaries. As of and for the year ended December 31, 2020, our subsidiaries had no outstanding indebtedness owed to third parties.

Redemption may adversely affect your return on the Notes.

The Notes will be redeemable at our option, as described under “Description of Notes—Optional Redemption” in this prospectus supplement, and therefore we may choose to redeem the Notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your Notes being redeemed.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the Notes for the repayment or redemption of our $350 million aggregate principal amount outstanding of 2022 Notes and for general corporate purposes. Certain of the underwriters or their affiliates may hold some of the 2022 Notes being redeemed or repurchased and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our capitalization on a consolidated basis at December 31, 2020. The “As Adjusted” column reflects our capitalization after giving effect to this offering of Notes and the intended use of net proceeds from this offering. See “Use of Proceeds.”

The information set forth in this table should be read in conjunction with our audited consolidated financial statements and the related notes contained in our Annual Report on Form 10-K for the year ended December 31, 2020, which is incorporated by reference into this prospectus supplement. See “Where You Can Find More Information.”

	December 31, 2020
	(in thousands)
	Actual	As Adjusted
Cash and cash equivalents	$125,172	$168,776

Revolving credit facility(1)	—	—
4.10% Senior Notes due 2022	348,848	—
3.78% Senior Notes due 2029	250,000	250,000
Notes offered hereby	—	400,000

Total debt	598,848	650,000
Total equity	759,824	759,824

Total capitalization	$1,358,672	$1,409,824

(1)

Subject to certain conditions, we may increase the size of the revolving credit facility or obtain incremental term loans in an aggregate amount up to $425 million. As of December 31, 2020, there were no outstanding borrowings under the revolving credit facility.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered hereby (referred to in the accompanying prospectus as “debt securities”) supplements and, to the extent inconsistent therewith, supersedes the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying prospectus. In this description, all references to the “Company,” “we,” “us” and “our” refer only to NewMarket Corporation and not to any of its subsidiaries. We are offering $400 million aggregate principal amount of senior unsecured notes due 2031 (the Notes).

General

The Notes will be issued under the indenture (the Base Indenture) to be entered into between the Company and Wells Fargo Bank, National Association, as trustee (the Trustee), to be supplemented by a first supplemental indenture between the Company and the Trustee (the First Supplemental Indenture and, together with the Base Indenture, the Indenture). The Indenture is subject to and is governed by the Trust Indenture Act of 1939, as amended (the Trust Indenture Act), and the terms of the Notes include those made part of the Indenture by reference to the Trust Indenture Act. The following description and the description in the accompanying prospectus do not purport to be complete and are subject to and qualified in their entirety by reference to the Trust Indenture Act and all the provisions of the Notes and the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as a holder of the Notes.

Principal Amount and Maturity

The Notes will mature on March 18, 2031. The Company may, without notice to or consent of the holders or beneficial owners of the Notes, issue in separate offerings additional Notes having the same ranking, interest rate, maturity and other terms (except the issue date, price to the public and, if applicable, the initial interest payment date) as the Notes. The Notes and any additional Notes will constitute the same series under the Indenture. If any such additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such additional Notes will be issued with a different CUSIP number (or other applicable identifying number).

Interest

Except as otherwise provided in the Indenture, interest on the Notes as set forth on the cover page of this prospectus supplement will accrue from March 18, 2021 and will be payable semi-annually on March 18 and September 18, commencing September 18, 2021, to those persons in whose names the Notes are registered at the close of business on the next preceding March 3 and September 3 whether or not a business day, as the case may be.

If any interest payment date, any redemption date, the maturity date or any other date on which the principal of or premium, if any, or interest on a note becomes due and payable falls on a day that is not a business day, the required payment shall be made on the next business day as if it were made on the date the payment was due, and no interest shall accrue on the amount so payable for the period from and after the interest payment date, redemption date, maturity date or other date, as the case may be.

Ranking

The Notes (i) will be the Company’s senior unsecured obligations, (ii) will rank equally in right of payment with all of the Company’s existing and future senior indebtedness (including the 2022 Notes until such Notes have either been repaid or redeemed, the Company’s 3.78% Senior Notes due 2029 and the Company’s revolving credit facility), (iii) will be senior in right of payment to all of the Company’s future subordinated indebtedness, (iv) will be effectively subordinated to the Company’s secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness and (v) will be structurally subordinated to all liabilities of any of the Company’s subsidiaries.

At December 31, 2020, the Company had approximately $599 million of indebtedness ranking equally in right of payment with the Notes and approximately $898 million in available borrowing capacity under its revolving credit facility, which if drawn would rank equal in right of payment to the Notes. Subject to certain conditions, the Company may increase the size of the revolving credit facility or obtain incremental term loans in an aggregate amount up to $425 million. At December 31, 2020, the Company’s subsidiaries had no outstanding indebtedness, excluding intercompany obligations.

Optional Redemption

Commencing on December 18, 2030 (three months prior to their maturity date) (the “Par Call Date”), we may redeem the Notes, in whole, or from time to time in part, at the option of the Company at any time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, to the redemption date.

Prior to December 18, 2030 (three months prior to their maturity date), the Notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the Remaining Scheduled Payments thereon that would be due if the Notes matured on the Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in either case, accrued and unpaid interest, if any, on the principal amount being redeemed to the date of redemption. The Indenture provides that with respect to any redemption, the Company will notify the Trustee of the redemption price promptly after the calculation and that the Trustee will not be responsible for such calculation.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized (assuming for this purpose that the Notes matured on the Par Call Date), at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations. “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

“Reference Treasury Dealer” means (1) each of BofA Securities, Inc. and J.P. Morgan Securities LLC, and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer and (2) any three other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company.

“Remaining Scheduled Payments” means, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to the Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue (assuming for this purpose that the Notes matured on the Par Call Date), assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

Notice of any redemption will be mailed or sent at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed.

Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

Purchase upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes in full as described under “—Optional Redemption” by giving irrevocable notice to the Trustee in accordance with the Indenture, each holder of the Notes will have the right to require the Company to purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the Notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, (or with respect to global Notes, to the extent permitted or required by applicable DTC procedures or regulations, send electronically) a notice to each holder of the Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed or sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior or sent to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

•

deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

The Company will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under the third party’s offer.

The Company will comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

(1)

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than to the Company or one of its Subsidiaries;

(2)

the consummation of any transaction, including without limitation any merger or consolidation, the result of which a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company;

(3)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(4)

the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company shall become a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to the Notes, (i) the rating of the Notes by two of the three Rating Agencies is lowered at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) the Notes are rated below Investment Grade by two of the three Rating Agencies on any day during the Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings, Inc., also known as Fitch Ratings, and any successor to its rating agency business.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB– or better by S&P (or its equivalent under any successor rating category of S&P), a rating of BBB– or better by Fitch (or the equivalent under any successor rating category of Fitch) and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Rating Agencies” means Moody’s, S&P and Fitch; provided that if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the assets of the Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that the Company offers to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its subsidiaries taken as a whole to another Person or group may be uncertain. In addition, holders of Notes may not be entitled to require the Company to repurchase their Notes in certain circumstances involving a significant change in the composition of the board of directors of the Company, including in connection with a proxy contest, in the event that the Company’s board of directors did not endorse a dissident slate of directors but approved them as continuing directors for purposes of the Indenture.

Sinking Fund

There will be no mandatory sinking fund payments for the Notes.

Book-entry System

Except as described in the accompanying prospectus under the heading “Description of Debt Securities—Registered Global Securities,” owners of beneficial interests in a Global Security will not be considered the holders thereof and will not be entitled to receive physical delivery of Notes in definitive form, and no Global Security will be exchangeable except for another Global Security of like denomination and terms to be registered in the name of the Depositary or its nominee.

The Depositary has advised the Company that the Depositary is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. The Depositary was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary’s participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own the Depositary. Access to the Depositary’s book-entry system is also available to others, such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by the Depositary only through participants.

Same-day Funds Settlement System and Payment

Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

The Notes will trade in the Depositary’s Same-Day Funds Settlement System until maturity or earlier redemption, and secondary market trading activity in the Notes will therefore be required by the Depositary to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

Certain Covenants

Limitation on Liens

Except as provided below, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or permit to exist any indebtedness for borrowed money (Indebtedness) secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Subsidiary, whether owned on the date of issuance of the Notes or thereafter acquired, unless the Company contemporaneously secures the Notes equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to Indebtedness secured by:

(1)	Liens on any property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Subsidiary;

(2)	Liens on property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Subsidiary;

(3)

Liens to secure (i) the payment of all or any part of the price of acquisition, construction, alteration, expansion, repair or improvement of property, assets or stock by the Company or a Subsidiary or (ii) any Indebtedness incurred by the Company or a Subsidiary prior to, at the time of or within 180 days after the later of the acquisition or completion of construction, alteration, expansion, repair or improvement of such property (including any improvements on an existing property), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, alteration, expansion, repair or improvements thereon; provided, however, that, in the case of any such acquisition, construction, alteration, expansion, repair or improvement, the Lien shall not apply to any property theretofore owned by the Company or a Subsidiary, other than, in the case of any such construction, alteration, expansion, repair or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(4)	Liens securing Indebtedness of the Company or a Subsidiary owing to the Company or a Subsidiary;

(5)

Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Subsidiary;

(6)

Liens on property of the Company or a Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(7)	Liens existing as of the date of the Indenture;

(8)	Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Subsidiaries;

(9)

Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) which constitute borrowed money on the following: (i) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other document accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (ii) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents for other acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or power hereunder; (iii) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; or (iv) all additions to and substitutions for any of the property enumerated above in this subsection;

(10)

Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in clauses (1) through (9) above; provided, however, that the principal amount of Indebtedness so secured shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Liens so extended, renewed or replaced (plus improvements and construction on such property);

(11)

Liens securing the payment of taxes and special assessments, either not yet due or the validity of which is being contested by the Person being charged in good faith by appropriate proceedings, and as to which it has set aside on its books adequate reserves to the extent required by GAAP;

(12)

deposits or Liens securing property or shares of stock under workers’ compensation, unemployment insurance and social security laws, or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations or surety or appeal bonds, or to secure indemnity, performance or other similar bonds in the ordinary course of business;

(13)

any attachment Lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise thereto will not, within sixty days after the entry thereof, have been discharged or fully bonded or will not have been discharged within sixty days after the termination of any such bond;

(14)

any judgment Lien, unless (i) the judgment it secures will not, within sixty days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within sixty days after the expiration of any such stay or (ii) the judgment it secures would result in an Event of Default under Section 5.01 of the Base Indenture;

(15)	easements, rights-of-way, zoning restrictions and other restrictions, charges or encumbrances not materially interfering with the ordinary conduct of the business;

(16)	any Lien securing Indebtedness of a Person which is a Successor Company to the Company to the extent permitted by Section 8.01 of the Base Indenture; and

(17)

any Liens on the real property owned or leased by any Real Estate Subsidiaries not used or useful in the business of the Company or on the equity interests in a Real Estate Subsidiary in each case securing Indebtedness of a Real Estate Subsidiary.

Notwithstanding the foregoing, the Company and its Subsidiaries may, without securing the Notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (1) through (17) above, if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (i) all Indebtedness of the Company and its Subsidiaries secured by Liens (other than those Liens permitted pursuant to clauses (1) through (17) above) and (ii) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination, does not exceed 15% of Consolidated Net Tangible Assets.

Limitation on Sale/Leaseback Transactions

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property other than any such Sale/Leaseback Transaction involving a lease for a term of not more than three years or any such Sale/Leaseback Transaction between the Company and one of its Subsidiaries or between the Company’s Subsidiaries, unless (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to the covenant described in “Limitation on Liens” above or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement (excluding retirements of Notes and other Indebtedness ranking pari passu with the Notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of notes or other Indebtedness ranking pari passu with the Notes an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.

Consolidation, Merger and Sale of Assets

The Company shall not consolidate with or merge with or into any Person, or convey, transfer or lease all or substantially all of its assets, unless the following conditions have been satisfied:

•

either (1) the Company is the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than the Company (the Successor Company), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes pursuant to a supplemental indenture all of the obligations of the Company under the debt securities and the Indenture;

•

immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no default or Event of Default would occur or be continuing; and

•	the Company has delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the Indenture.

If the Successor Company expressly assumes all of the obligations of the Company under the debt securities and the Indenture, the Company will be released from such obligations.

Certain Definitions

The following definitions, among others, are used in the Indenture. Many of the definitions of terms used in the Indenture have been negotiated specifically for the purposes of inclusion in the Indenture and may not be consistent with the manner in which such terms are defined in other contexts. Prospective purchasers of Notes are encouraged to read each of the following definitions carefully and to consider such definitions in the context in which they are used in the Indenture. Capitalized terms used herein but not defined have the meanings assigned thereto in the Indenture.

“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale/Leaseback Transaction is a Finance Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale/Leaseback Transaction is not a Finance Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the Notes compounded semi-annually.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Finance Lease Obligation” means an obligation that is required to be accounted for as a finance lease (and, for the avoidance of doubt, not an operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a finance lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States as in effect as of the date on which the Notes are issued, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture will be computed in conformity with GAAP consistently applied.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Principal Property” means the Company’s corporate headquarters or any manufacturing plant or other similar facility (including Production machinery and equipment located thereon), warehouse, distribution facility or research, development, and testing facility, owned or leased by the Company or any Subsidiary which is located within the United States, the gross book value of which exceeds 1% of Consolidated Net Tangible Assets.

“Production Machinery and Equipment” means production machinery and equipment in such Principal Property used directly in the production of the Company’s or any Subsidiary’s products.

“Real Estate Subsidiary” means any of the following subsidiaries of the Company: Gamble’s Hill, LLC, Gamble’s Hill Lab, LLC, Gamble’s Hill Landing, LLC (HQ), Gamble’s Hill Third Street, LLC, Gamble’s Hill Tredegar, LLC, Lewistown Road, LLC, Old Town, LLC and 207 Grande, LLC.

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of issuance of the Notes or thereafter acquired whereby the Company or any of its Subsidiaries transfers such property to a Person and the Company or any of its Subsidiaries leases it from such Person.

“Subsidiary” of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person, (ii) such Person and one or more Subsidiaries of such Person or (iii) one or more Subsidiaries of such Person; provided, however, that any Person the accounts of which are not consolidated with those of the Company in its consolidated financial statements prepared in accordance with GAAP shall not be deemed to be a “Subsidiary” of the Company.

The Effect of Our Corporate Structure on Our Payment of the Notes

The Notes are the obligations of the Company exclusively. Because some of our operations are currently conducted through subsidiaries, the cash flow and our consequent ability to service our debt, including the Notes, are dependent, in part, upon the earnings of our subsidiaries and the distribution of those earnings to us or upon loans or other payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for our payment of any amounts due on the notes, whether by dividends, loans or other payments. In addition, our subsidiaries’ payments of dividends and making of loans and advances to us may be subject to statutory or contractual restrictions and are contingent upon the earnings of those subsidiaries and various business considerations.

The Notes will be effectively subordinated to all indebtedness and other liabilities, including current liabilities and commitments under leases, if any, of our subsidiaries. Any right of ours to receive assets of any of our subsidiaries upon liquidation or reorganization of the subsidiary (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors (including trade creditors), except to the extent that we are recognized as a creditor of the subsidiary, in which case our claims would still be subordinated to any security interests in the subsidiary’s assets and any of the subsidiary’s indebtedness senior to that which we hold.

Events of Default and Remedies

The following will constitute “Events of Default” under the Indenture with respect to the Notes, subject to any additional limitations and qualifications included in the Indenture:

(1)	default in the payment of any installment of interest on the Notes as and when the same become due and payable and continuance of such default for a period of 30 days;

(2)

default in the payment of principal or premium with respect to any Notes as and when the same become due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase or otherwise;

(3)	default in the payment of any sinking fund payment with respect to any Notes as and when the same become due and payable;

(4)	failure on the part of the Company to comply with the provisions of the Indenture relating to consolidations, merger and sale of assets;

(5)

failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Notes, in the Indenture or in any supplemental Indenture with respect to such Notes (other than a covenant a default in the performance of which is otherwise specifically dealt with) continuing for a period of 90 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding;

(6)

indebtedness of the Company or any Subsidiary of the Company is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default, the total amount of such indebtedness unpaid or accelerated exceeds $75.0 million or the United States dollar equivalent thereof at the time and such default remains uncured or such acceleration is not rescinded for 30 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding, provided that such Event of Default or event of default will be remedied, cured or waived if the default that resulted in the acceleration of such other indebtedness is remedied, cured or waived;

(7)	the Company commences bankruptcy or insolvency proceedings or consents to any bankruptcy relief sought against it;

(8)

the Company becomes involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against it, if that order remains unstayed and in effect for more than 60 consecutive days;

(9)

any judgment or decree for the payment of money in excess of $75.0 million or the United States dollar equivalent thereof at the time is entered against the Company or any Subsidiary of the Company by a court or courts of competent jurisdiction, which judgment is not covered by insurance, and is not discharged and either (1) an enforcement proceeding has been commenced by any creditor upon such judgment or decree or (2) there is a period of 60 days following the entry of such judgment or decree during which such judgment or decree is not discharged or waived or the execution thereof stayed and, in either case, such default continues for 30 days after the date on which written notice specifying such failure and requiring the Company to remedy the same has been given, by registered or certified mail or by overnight courier guaranteeing next day delivery, to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Notes at the time outstanding; and

(10)	any other Event of Default provided with respect to the Notes.

If an Event of Default described in the first, second, third, fourth, fifth, sixth, ninth or tenth clauses above occurs and is continuing with respect to the Notes, unless the principal and interest with respect to all the Notes has already become due and payable, either the Trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the principal of and interest on all the Notes due and payable immediately.

If an Event of Default described in the seventh or eighth clauses above occurs, unless the principal and interest with respect to all the Notes has become due and payable, the principal of and interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder of Notes. If prior to any judgment or decree for the payment of money due being entered or obtained, the Company delivers to the Trustee an amount of money sufficient to pay all interest then due and the principal of any securities that have matured (other than through acceleration) and the Trustee’s expenses and the Company has cured any defaults under the Indenture, then such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of the series then outstanding, each such series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of the series then outstanding, each series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the Indenture that cannot be modified or amended without the approval of the holder of each debt security so affected.

If an Event of Default occurs and is continuing, the Trustee will be entitled and empowered to institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the Notes or the Indenture, to prosecute any such action or proceeding to judgment or final decree and to enforce any such judgment or final decree against the Company or any other obligor on the Notes. In addition, if there are any pending proceedings for the bankruptcy or reorganization of the Company or any other obligor on the Notes, or if a receiver, trustee or similar official has been appointed for its property, the Trustee will be entitled and empowered to file and prove a claim for the whole amount of principal, premium and interest owing and unpaid with respect to the Notes. No holder of any Notes will have any right to institute any action or proceeding upon or under or with respect to the Indenture, for the appointment of a receiver or trustee or for any other remedy, unless (1) such holder previously has given to the Trustee written notice of an Event of Default with respect to the Notes and of the continuance thereof, (2) the holders of not less than 25% in aggregate principal amount of the outstanding Notes have made written request to the Trustee to institute such action or proceeding with respect to such Event of Default and have offered to the Trustee such security or indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby and (3) the Trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, has failed to institute such action or proceeding and no direction inconsistent with such written request has been given to the Trustee pursuant to the provisions of the Indenture.

Prior to the acceleration of the maturity of the Notes, the holders of a majority in aggregate principal amount of the Notes at the time outstanding may, on behalf of the holders of all the Notes, waive any past default or Event of Default and its consequences for the Notes, except (1) a default in the payment of the principal, premium or interest with respect to the Notes or (2) a default with respect to a provision of the Indenture that cannot be amended without the consent of each holder affected thereby. In case of any such waiver, such default will cease to exist, any Event of Default arising therefrom will be deemed to have been cured for all purposes and the Company, the Trustee and the holders of the Notes will be restored to their former positions and rights under the Indenture.

The Trustee is required to give, within 90 days after the occurrence of a default actually known to a responsible officer of the Trustee with respect to the Notes, to the holders of the Notes notice of all defaults with respect to the Notes so known to it, unless such defaults have been cured or waived before the giving of such notice; provided, however, that except in the case of default in the payment of principal, premium or interest with respect to the Notes or in the making of any sinking fund or purchase payment with respect to the Notes, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of the Notes.

Defeasance; Satisfaction and Discharge

The Notes will be subject to defeasance and discharge, and the covenants set forth above under “—Limitation on Liens,” “—Limitation on Sale/Leaseback Transactions” and “—Consolidation, Merger and Sale of Assets” will be subject to covenant defeasance as set forth in the Indenture. See “Description of Debt Securities—Satisfaction and Discharge” and “—Defeasance” in the accompanying prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations relevant to the acquisition, ownership, and disposition of the Notes. This discussion only applies to Notes that are held as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (Code), and that are purchased in the initial offering at the initial offering price, by U.S. Holders and Non-U.S. Holders (each as defined below). This discussion is based on interpretations of the Code, Treasury regulations issued thereunder, and rulings and decisions currently in effect, all of which are subject to change. Any such change may be applied retroactively and may adversely affect the U.S. federal income tax considerations described herein.

This summary does not discuss all U.S. federal income tax considerations that may be relevant to U.S. Holders and Non-U.S. Holders in light of their particular circumstances or that may be relevant to certain holders that may be subject to special treatment under U.S. federal income tax law (for example, tax-exempt organizations, insurance companies, banks and other financial institutions, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, real estate investment trusts, regulated investment companies, individual retirement accounts, qualified pension plans, persons who hold the Notes as part of a straddle, hedging, constructive sale, conversion, or other integrated transaction, U.S. Holders whose functional currency is not the U.S. dollar, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, pass-through entities (including partnerships and Subchapter S corporations) that invest in our Notes (and investors therein) or persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement). Furthermore, this summary does not discuss any alternative minimum tax considerations, and does not address any aspects of federal non-income taxation (e.g. estate or gift taxation) or state, local, or foreign taxation. In the case of any Non-U.S. Holder who is an individual, this summary assumes that this individual was not formerly a United States citizen, and was not formerly a resident of the United States for U.S. federal income tax purposes.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes, any of the following: (a) an individual who is a citizen or resident of the United States, (b) a corporation organized under the laws of the United States, any state thereof, or the District of Columbia, or an entity that is otherwise treated as a domestic corporation, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust (i) whose administration is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons as described in Section 7701(a)(30) of the Code (each, a United States person), or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

A “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder and is not a partnership (including any entity or arrangement properly classified as a partnership for U.S. federal income tax purposes).

If a partnership (including an entity or arrangement properly classified as a partnership for U.S. federal income tax purposes) holds a Note, the tax treatment of the partnership and each partner generally will depend on the status of the partner and the activities of the partnership. Partnerships acquiring Notes, and partners in such partnerships, should consult their own tax advisors.

No ruling has been or will be obtained from the Internal Revenue Service (IRS) with respect to the matters discussed below. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to investors subject to special treatment under U.S. federal income tax laws, nor does it deal with federal non-income taxation or the tax consequences under the laws of any foreign, state or local taxing jurisdictions. Accordingly, prospective investors are urged to consult their own tax advisors with respect to the U.S. federal, state and local tax consequences of investing in the Notes, as well as any consequences arising under the laws of any other taxing jurisdiction to which they may be subject.

Optional Redemption and Effect of Certain Contingent Payments

We may redeem some or all of the Notes at the redemption prices discussed under the caption “Description of Notes—Optional Redemption” or, in certain circumstances, we may be obligated to make payments on the Notes in excess of stated interest and principal, and prior to their scheduled payment dates (see “Description of Notes—Purchase upon a Change of Control Triggering Event”). Treasury regulations provide special rules for the treatment of debt instruments that provide for contingent payments. Under these regulations, a contingency is disregarded if the contingency is remote or incidental. We believe that the likelihood that we will make any of the above payments is remote or that such payments are incidental, and we intend to take the position that the Notes are not contingent payment debt instruments under applicable Treasury regulations. Our position is binding on a beneficial owner of a Note, unless the beneficial owner discloses in the proper manner to the IRS that it is taking a different position. Our position is not, however, binding on the IRS. A successful challenge of this position by the IRS could affect the timing and amount of income inclusions with respect to the Notes, and it could also cause any gain from the sale or other disposition of a Note to be treated as ordinary income rather than as capital gain. Beneficial owners of the Notes should consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the Notes. The remainder of this summary assumes that the Notes will not be considered to be contingent payment debt instruments.

U.S. Holders

Interest on the Notes

Interest payments on the Notes will be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. The Notes are not expected to be issued at a discount equal to or greater than de minimis original issue discount (OID). However, if the Notes are issued at a discount that will equal or exceed de minimis OID, each U.S. Holder generally will be required to include OID in income (as interest) as it accrues, using a constant yield method, regardless of its regular method of accounting for U.S. federal income tax purposes and before such U.S. Holder receives any payment attributable to such income. The remainder of this discussion assumes that the Notes are not issued at a discount equal to or greater than de minimis OID.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Upon the sale, exchange, redemption or other taxable disposition of a Note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference, if any, between (i) the amount realized (other than any amount representing accrued but unpaid interest, which will be treated as ordinary income to the extent not previously included in income) and (ii) the U.S. Holder’s adjusted tax basis in the Note. The amount realized by a U.S. Holder will be the sum of the cash plus the fair market value of all other property received on such sale, exchange, redemption or other taxable disposition. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such U.S. Holder.

Any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. Holder has held the Note for more than one year at the time of such sale, exchange, redemption or other taxable disposition. Net long-term capital gain of certain non-corporate U.S. Holders (including individuals) generally is subject to preferential rates of U.S. federal income tax. The deductibility of capital losses is subject to limitations.

Net Investment Income Tax

U.S. Holders who are individuals, estates or certain trusts may be subject to a 3.8% net investment income tax for the relevant tax year on the lesser of (i) the U.S. Holder’s “net investment income” in the case of an individual (or “undistributed net investment income” in the case of an estate or trust) and (ii) the excess of the U.S. Holder’s “modified adjusted gross income” (or “adjusted gross income” in the case of an estate or trust) over certain thresholds that, in the case of an individual, vary depending on the individual’s circumstances. Among other items, net investment income generally will include interest income and net gains from the disposition of the Notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the net investment income tax to its interest income and gains in respect of its investment in the Notes.

Backup Withholding and Information Reporting

In general, a U.S. Holder that is not an “exempt recipient” will generally be subject to U.S. federal backup withholding tax at the applicable rate with respect to payments on the Notes and the proceeds of a sale, exchange, redemption or other taxable disposition of the Notes, unless the U.S. Holder provides its taxpayer identification number to the applicable withholding agent and certifies, under penalty of perjury, that it is not subject to backup withholding on IRS Form W-9 or an applicable successor form and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder may be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle such U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. U.S. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. We cannot refund amounts once withheld.

In addition, payments on the Notes made to, and the proceeds of a sale, exchange, redemption or other taxable disposition of the Notes by, a U.S. Holder generally will be subject to information reporting requirements, unless such U.S. Holder is an exempt recipient and appropriately establishes that exemption.

Non-U.S. Holders

Interest on the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, interest payments on the Notes to Non-U.S. Holders generally will not be subject to U.S. federal income or withholding tax if the following conditions are satisfied:

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code,

•	the Non-U.S. Holder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to us through actual or constructive ownership,

•	such interest is not effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States, and

•

either (a) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (or suitable successor or substitute form) with all of the attachments required by the IRS or (b) the Non-U.S. Holder holds its Notes through a qualified intermediary (generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS), which has provided an IRS Form W-8IMY (or suitable successor or substitute form) stating that it is a qualified intermediary and has received documentation upon which it can rely to treat the payment as made to a foreign person.

If any of the conditions described above are not satisfied, interest on the Notes will be subject to a 30% withholding tax when paid, unless either (i) the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8BEN or Form W-8BEN-E (or suitable successor or substitute form) claiming that an income tax treaty reduces or eliminates the tax, or (ii) the interest is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States and the Non-U.S. Holder provides a correct, complete and executed IRS Form W-8ECI (or suitable successor or substitute form) establishing an exemption from the withholding tax. If interest is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such interest in the same manner as a United States person. In addition, Non-U.S. Holders that are corporations could be subject to a 30% branch profits tax on such income.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaties, which may provide for a lower rate of withholding tax, exemption from or reduction of branch profits tax or other rules different from those described above.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussions below under “—Backup Withholding and Information Reporting” and “—Foreign Account Tax Compliance Act”, gain realized on the sale, exchange, redemption or other taxable disposition of the Notes by a Non-U.S. Holder generally will not be subject to U.S. federal income tax, unless:

•

the gain with respect to the Notes is effectively connected with a trade or business conducted by the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or a fixed base that the Non-U.S. Holder maintains in the United States), in which case the gain will be taxed in the same manner as interest that is effectively connected with such trade or business, or

•

the Non-U.S. Holder is a nonresident alien individual who is present in the United States for more than 182 days in the taxable year of the sale, exchange, redemption or other taxable disposition of the Notes and certain other conditions are satisfied, in which case the gain (which may be offset by certain United States-source losses) will be subject to a 30% tax (or a lower rate under an applicable income tax treaty).

To the extent the amount realized on a sale, exchange, redemption or other taxable disposition of the Notes is attributable to accrued but unpaid interest on the Notes, such amount generally will be subject to, or exempt from, tax to the same extent as described above under “—Interest on the Notes.”

Backup Withholding and Information Reporting

Backup withholding and certain information reporting generally will not be required with respect to interest paid to Non-U.S. Holders, so long as the applicable withholding agent has received the requisite certification from the Non-U.S. Holder as to its foreign status, as described above under “—Interest on the Notes,” or an exemption otherwise has been established, and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. Interest paid to a Non-U.S. Holder will be reported on IRS Form 1042-S, which is filed with the IRS and sent to Non-U.S. Holders. Copies of these information returns also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

Information reporting and backup withholding may apply to the proceeds of a sale or other taxable disposition (including a retirement or redemption) of the Notes by a Non-U.S. Holder made within the United

States or conducted through certain U.S. related financial intermediaries, unless the applicable withholding agent receives the requisite certification from the Non-U.S. Holder as to its foreign status, as described above under “—Interest on the Notes,” or an exemption otherwise has been established, and provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. Holder may be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle such Non-U.S. Holder to a refund, provided the required information is furnished to the IRS in a timely manner. The information reporting requirements described above may apply regardless of whether withholding is required.

Foreign Account Tax Compliance Act

Under the “Foreign Account Tax Compliance Act” (FATCA) and guidance issued by the IRS, a United States federal withholding tax of 30% generally applies to interest on a debt obligation, including a Note, paid to certain non-United States entities (including, in some circumstances, where such an entity is acting as an intermediary) that fail to comply with certain certification and information reporting requirements. Although withholding under FATCA would have applied to payments of gross proceeds from the sale, exchange, redemption or other taxable disposition of the Notes, proposed Treasury regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury regulations until final Treasury regulations are issued. If we determine withholding is required with respect to the Notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding. If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Interest on the Notes,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. Prospective holders of the Notes should consult their own tax advisors regarding the effect, if any, of the FATCA rules for them based on their particular circumstances.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and, in certain instances, holding of the notes by (i) employee benefit plans subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), (ii) plans described in Section 4975 of the Code which are subject to Section 4975 of the Code (including an individual retirement account (IRA) and a Keogh plan) or provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (collectively, Similar Laws), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clause (i), (ii) and (iii) referred to herein as a Plan).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (each, a Covered Plan) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

When considering an investment in the Notes with the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Plan fiduciaries should consider the fact that none of the issuer, an underwriter or certain of the issuer’s or underwriter’s affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Plan with respect to the decision to purchase and/or hold the Notes in connection with the initial offer and sale. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to such decision to purchase the Notes.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 406 of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code and may result in the disqualification of an IRA. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and/or the Code.

The acquisition and/or holding of Notes by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. Included among these statutory exemptions are Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, which exempt certain transactions (including, without limitation, a sale and purchase of securities) between a Covered Plan and a party in interest so long as (i) such party in interest is treated as such solely by reason of providing services to the Covered Plan, (ii) such party in interest is not a fiduciary which renders investment advice, or has or exercises discretionary authority or control, with respect to the plan assets involved in such transaction, or an affiliate of any such person and (iii) the Covered Plan neither receives less than nor pays more than “adequate consideration” (as defined in such Sections) in connection with such transaction. In addition, the U.S. Department of Labor has issued prohibited transaction class exemptions (PTCEs) that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Government plans, foreign plans and certain church plans, while not subject to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code, may nevertheless be subject to Similar Laws. Fiduciaries of such Plans should consult with their counsel before acquiring the Notes.

Representations

Accordingly, by its acceptance of a Note, each purchaser and holder of Notes, and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) such purchaser or subsequent transferee is not, and is not using the assets of, a Plan to acquire or hold the Note or (ii) the purchase and holding of a Note by such purchaser or transferee does not, and will not, constitute a non-exempt prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing and/or holding of the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Law and whether an exemption would be required. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers, or at Plan purchasers generally, and such purchasers of the Notes should consult and rely on their own counsel and advisers as to whether an investment in the Notes is suitable for the Plan.

UNDERWRITING

BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of Notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$128,000,000
J.P. Morgan Securities LLC	120,000,000
Citigroup Global Markets Inc.	28,000,000
DBS Bank Ltd.	28,000,000
U.S. Bancorp Investments, Inc.	28,000,000
Wells Fargo Securities, LLC	28,000,000
BNP Paribas Securities Corp.	16,000,000
TD Securities (USA) LLC	16,000,000
Citizens Capital Markets, Inc.	4,000,000
PNC Capital Markets LLC	4,000,000

Total	$400,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the Notes sold under the underwriting agreement if any of these Notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the Notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the Notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the Notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the Notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $1.5 million and are payable by us.

New Issue of Notes

The Notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the Notes on any securities exchange or for inclusion of the Notes in any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Settlement

We expect that delivery of the Notes will be made to investors on or about March 18, 2021, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as “T+10”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the delivery of the Notes hereunder will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to their date of delivery hereunder should consult their advisors.

No Sales of Similar Securities

We have agreed that we will not, during the period from the date of this prospectus supplement continuing through the settlement date of the Notes, without first obtaining the prior written consent of BofA Securities, Inc. and J.P. Morgan Securities LLC, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the Notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Certain Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, acts as the administrative agent under our revolving credit facility and Bank of America, N.A., an affiliate of BofA Securities, Inc. acts as syndication agent under our revolving credit facility. Certain of the underwriters or their affiliates may hold some of the 2022 Notes being redeemed or repurchased and, accordingly, may receive a portion of the net proceeds of this offering.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

DBS Bank Ltd. will not effect any offers or sales of any Notes in the United States unless it is through one or more U.S. registered broker-dealers as permitted by the regulations of the Financial Industry Regulatory Authority, Inc.

Notice to Prospective Investors in the European Economic Area

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)

a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the PRIIPs Regulation) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (EUWA); or

(ii)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the FSMA) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or

(iii)	not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (the UK Prospectus Regulation); and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the UK PRIIPs Regulation) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. Neither this prospectus supplement nor the accompanying prospectus is a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus and any other material in relation to the Notes is only being distributed to, and is directed only at, persons in the United Kingdom who are “qualified investors” (as defined in the UK Prospectus Regulation ) who are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute it, all such persons together being referred to as “Relevant Persons”. The Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This prospectus supplement and the accompanying prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus supplement and the accompanying prospectus or their contents. The Notes are not being offered to the public in the United Kingdom.

In addition, in the United Kingdom, each underwriter has represented and agreed in the underwriting agreement that the Notes may not be offered other than by an underwriter that:

•

has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the Notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the Notes may not be

offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the Notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the FIEL)) and, accordingly, have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEL and any other applicable laws, regulations and governmental guidelines in Japan.

Notice to Prospective Investors in Hong Kong

No underwriter nor any of their affiliates (i) have offered or sold, or will offer or sell, in Hong Kong, by means of any document, our Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) have issued or had in its possession for the purposes of issue, or will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes that is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our securities that are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Singapore

Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any Notes or caused the Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any Notes or cause the Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the SFA)) or pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each terms as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:

(1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(2) where no consideration is or will be given for the transfer;

(3) by operation of law;

(4) as specified in Section 276(7) of the SFA; or

(5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of Notes, all relevant persons (as defined in Section 309A(1) of the SFA) are hereby notified that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (Taiwan) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the Place of Acceptance), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (Corporations Act)) has been or will be lodged with the Australian Securities and Investments Commission (ASIC) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

LEGAL MATTERS

Certain legal matters in connection with the offering of the Notes, including the validity of the Notes, will be passed upon for us by McGuireWoods LLP. Certain legal matters in connection with the offering of the Notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

NEWMARKET CORPORATION

330 South Fourth Street

Richmond, Virginia 23219

(804) 788-5000

Debt Securities

From time to time, we may offer and sell debt securities in one or more series under this prospectus.

This prospectus contains a general description of the debt securities and the manner in which we may offer and sell such debt securities. Each time debt securities are offered under this prospectus, we will provide a prospectus supplement that contains more specific information about the terms of the offered debt securities and the offering, including whether such debt securities will be listed on any securities exchange or other market. You should read this prospectus and any prospectus supplement or other offering materials carefully before you invest in our debt securities.

We may offer and sell debt securities directly to purchasers, through agents or to or through dealers or underwriters from time to time, or through a combination of these methods. If any agents, dealers or underwriters are involved in any sale of debt securities, we will name them and describe their compensation in the applicable prospectus supplement.

Investing in our debt securities involves certain risks. For a discussion of these risks, see “Risk Factors” on page 4 of this prospectus and the “Risk Factors” section of our most recent Annual Report on Form 10-K and in our other reports we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated March 2, 2021.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a shelf registration process. Under this shelf process, we may, from time to time, sell the securities described in this prospectus in one or more offerings up to an unspecified dollar amount. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities we may offer under this prospectus.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Material federal income tax considerations applicable to the offered securities will also be discussed in the applicable prospectus supplement as necessary. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in such prospectus supplement. You should carefully read this prospectus, any prospectus supplement and any other offering materials, together with the additional information described below under the heading “Where You Can Find More Information,” before deciding whether to invest in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement or other offering materials we provide. We have not authorized anyone to provide you with additional or different information. If anyone does provide you with additional or different information, you should not rely on it. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or any such prospectus supplement. You also should not assume that the information contained in any document incorporated by reference into this prospectus or any prospectus supplement is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any such prospectus supplement. Our business, financial condition, results of operations and/or prospects may have changed since the date of this prospectus, any prospectus supplement or any document incorporated by reference into this prospectus or any prospectus supplement.

This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation.

Unless otherwise specified or the context indicates otherwise, when we use the terms “we,” “our,” “us,” the “Company” or “NewMarket” in this prospectus, we are referring to NewMarket Corporation, a Virginia corporation, and its consolidated subsidiaries.

THE COMPANY

NewMarket is a specialty chemical company that, through its subsidiary Afton Chemical Corporation, develops, manufactures and sells petroleum additives used in lubricating oils and fuels. From custom-formulated additive packages to market-general additives, we provide our customers with products and solutions that make engines run smoother, machines last longer, and fuels burn cleaner. We have operations in North America, Europe, Asia and South America and are dedicated to developing lubricant and fuel additive formulations that are tailored to our customers’ and end-users’ specific needs. Our portfolio of technologically-advanced, value-added products allows us to provide a full range of products, services, and solutions to our customers.

Our subsidiary Ethyl Corporation provides contracted manufacturing services to Afton Chemical Corporation and to third parties, and is a marketer of antiknock compounds in North America.

Our principal executive offices are located at 330 South Fourth Street, Richmond, Virginia 23219, and our telephone number is (804) 788-5000.

For additional information about us, please refer to the reports we file with the SEC that are incorporated by reference into this prospectus as described under “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC file number is 001-32190. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov. Our SEC filings are also available on our website at http://www.newmarket.com, which also contains other information about us. The information available on our website (other than the documents expressly incorporated by reference into this prospectus as set forth below) is not incorporated by reference into this prospectus and you should not consider such information a part of this prospectus.

The SEC allows us to “incorporate by reference” into this prospectus information included in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference into this prospectus is an important part of this prospectus, and information included in documents that we file later with the SEC will automatically update or supersede the information in this prospectus or in earlier filings with the SEC.

We incorporate by reference the documents listed below (other than any portions of the documents furnished and not deemed to be filed) and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), prior to the termination of the offering under this prospectus (other than any portions of such filings that are furnished rather than filed under applicable SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 16, 2021;

•

The portions of our Definitive Proxy Statement on Schedule 14A, filed on March 11, 2020, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019; and

•	Our Current Report on Form 8-K filed on February 25, 2021.

You may request a copy of any of the documents incorporated herein by reference into this prospectus at no cost by writing or telephoning us at:

NewMarket Corporation

330 South Fourth Street

Richmond, Virginia 23219

Attn: Corporate Secretary

(804) 788-5000

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or other offering materials may contain or incorporate by reference forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Examples include statements as to our expectations, beliefs, plans, goals, objectives and future financial or other performance. You can often identify forward-looking statements by words such as “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “expects,” “should,” “could,” “may,” “will,” or other words of similar meaning.

Forward-looking statements, by their nature, involve estimates, projections, forecasts and uncertainties that could cause actual results or outcomes to differ materially from those expressed in such statements. Factors that could cause actual results or outcomes to differ from those in forward-looking statements may accompany the statements themselves. In addition, generally applicable factors that could cause actual results or outcomes to differ from those in forward-looking statements are, or will be, discussed under the headings “Risk Factors” or “Forward-Looking Statements,” or elsewhere, in the reports we file with the SEC, which are incorporated herein by reference, or in any prospectus supplement or other offering materials we provide.

Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation, except as may be required by law, to update any forward-looking statement to reflect events or circumstances occurring or arising after the date on which it is made.

For the reasons noted above, you are cautioned not to place undue reliance on any forward-looking statements.

RISK FACTORS

Investing in our securities involves certain risks. Our business is influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond our control. We have identified, or will identify, a number of these factors under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as in other information or reports included or incorporated by reference in this prospectus and any prospectus supplement. Before making a decision to invest in our securities, you should carefully consider these risks, as well as the other information included or incorporated by reference in this prospectus and any prospectus supplement. See “Where You Can Find More Information” above.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of securities offered by this prospectus for general corporate purposes, which may include repaying and refinancing debt, funding acquisitions, capital expenditures or other investments, satisfying working capital needs or repurchasing shares of our common stock. We will describe our intended use of the net proceeds from any particular offering in the related prospectus supplement. The net proceeds from any offering may be invested temporarily until they are used for their intended purpose.

DESCRIPTION OF THE DEBT SECURITIES

The debt securities will be our direct, unsecured senior obligations and will rank equally with all of our other senior indebtedness, except to the extent provided for in the applicable prospectus supplement. Because we are a holding company that conducts operations through our subsidiaries, our ability to meet our obligations under the debt securities is dependent on the earnings and cash flows of those subsidiaries and the ability of those subsidiaries to pay dividends or to advance or repay funds to us, which may be subject to statutory, contractual or other restrictions. Unless otherwise provided for in the applicable prospectus supplement, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries.

The debt securities will be issued under an indenture to be entered into by us on a future date, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part. Certain provisions of the indenture, which may be amended or supplemented from time to time, are described below. To the extent the description of debt securities in any prospectus supplement is inconsistent with the description contained in this prospectus, the description in the prospectus supplement will supersede the description in this prospectus. Capitalized terms used in the summary below have the meanings specified in the indenture.

The indenture does not limit the amount of debt securities we may issue or the amount of other indebtedness we may incur. We may issue debt securities from time to time under the indenture in one or more series as approved by our board of directors, a duly authorized committee of our board of directors or certain authorized officers.

Provisions of a Particular Series

The debt securities of a series do not need to be issued at the same time. Unless otherwise provided in the terms of a series of debt securities, such series may be reopened, without notice to or consent of any holder of outstanding debt securities of such series, for issuances of additional debt securities of that series. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the indenture; provided, however, that if any such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, such additional debt securities will be issued with a different CUSIP number (or other applicable identifying number).

The prospectus supplement or other offering materials relating to a particular series of debt securities will describe the terms of that series, including, if applicable, some or all of the following:

•	the form, title and aggregate principal amount of such debt securities;

•	the issuance date and the percentage of principal amount at which such debt securities will be issued;

•	the interest rate or rates or the method for determining the interest rate or rates for such debt securities;

•	the dates on which interest will accrue and be payable or the method for determining dates on which interest will accrue and will be payable;

•	the person to whom any interest on the debt securities will be payable;

•	the right, if any, of us to defer payments of interest

•	the places where payments on the debt securities will be payable;

•	the date or dates on which principal and any premium is payable or the method for determining such date or dates;

•	any index or formula used for determining principal, interest or premium, if any;

•	whether the debt securities are convertible or exchangeable and on what terms;

•	optional redemption or early repayment provisions;

•	authorized denominations;

•	if such debt securities are issued at an original issue discount and, if so, the yield to maturity;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the identity of the depositary for global securities;

•	any changes in the covenants or events of default specified in the indenture with respect to such debt securities or any additional covenants or events of defaults applicable to such debt securities;

•	the guarantors of each series, if any, and the extent of the guarantees, if any;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies, or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•

the time period within which, the manner in which and the terms and conditions upon which we or the holder of the debt securities can select the payment currency if such currency is at the election of us or the holders;

•	the securities exchange or exchanges on which the securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	whether the debt securities will be secured by any collateral and, if so, the applicable terms and conditions of such security;

•	if such series will be subject to covenant defeasance and legal defeasance under the terms of the indenture or otherwise; and

•	additional terms not inconsistent with the provisions of the indenture.

The prospectus supplement will also disclose material U.S. federal income tax considerations and any other special considerations with respect to the relevant series of debt securities.

Redemption

Debt securities will be subject to redemption only on the terms set forth in the applicable prospectus supplement. In the case of any redemption at our election, we will deliver written notice of such redemption not less than 10 nor more than 60 days prior to the redemption date unless otherwise provided in the applicable prospectus supplement. If less than all debt securities of a series are to be redeemed, the particular debt securities of that series to be redeemed will be selected in the manner provided for in the indenture. Debt securities called for redemption will become due and payable on the date fixed for redemption and shall cease to accrue interest as of that date unless we default in the payment of the applicable redemption price and accrued interest, if any.

Certain Covenants

The indenture includes certain customary covenants requiring us, among other things, to:

•	pay the principal, interest and premium, if any, on the debt securities when due;

•	maintain a place of payment;

•	deliver an officers’ certificate to the trustee following the end of each fiscal year stating whether we are in default of any of the terms, provisions or conditions of the indenture;

•	preserve and keep in full force and effect our corporate existence, except as otherwise provided in the indenture; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium, if any.

Any additional covenants, including any restrictive covenants, applicable to a given series of debt securities will be described in the applicable prospectus supplement.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other Person, or convey, transfer or lease all or substantially all of our assets, unless:

•

either (1) we are the continuing person in the case of a merger or (2) the resulting, surviving or transferee person, if other than us (the “successor company”), is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes pursuant to a supplemental indenture all of our obligations under the Indenture and any outstanding debt securities;

•

immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the successor company or any subsidiary of the Company as a result of such transaction as having been incurred by the successor company or such subsidiary at the time of such transaction), no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, exists and is continuing; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, transfer or lease complies with the indenture.

Upon any consolidation, merger, transfer or lease that complies with the above, the successor company will succeed to, and be substituted for, and may exercise every right and power of ours under the indenture with the same effect as if such successor company had been named in our place in the indenture. The predecessor Person will (except in the case of a lease) be discharged from all obligations and covenants under the indenture and any debt securities issued thereunder.

Events of Default

With respect to the debt securities of any series, the following will constitute “Events of Default” under the indenture, subject to any additional limitations and qualifications included in the indenture:

•	default in the payment of any installment interest on debt securities of such series as and when the same becomes due and payable and continuance of such default for a period of 30 days;

•

default in the payment of the principal or premium, if any, with respect to any debt securities of such series when the same becomes due and payable, whether at maturity, upon redemption, by declaration or otherwise;

•	default in the deposit of any sinking fund payment when and as due under the terms of the debt securities of such series;

•	failure by us to comply with the provisions of the indenture relating to consolidation, merger and sale of assets described above;

•

failure by us to observe or perform any other covenant or agreement of ours in the indenture or with respect to the debt securities of such series and continuance of such default or breach for a period of 90 days after written notice to us of such default or breach from the trustee (or to us and the trustee from the holders of at least 25% of the aggregate principal amount of the debt securities of such series then outstanding);

•	certain events of bankruptcy, insolvency or reorganization relating to us; or

•	any other Event of Default specified in the terms of such series.

If there is a continuing Event of Default with respect to the debt securities of any series (other than an Event of Default regarding certain events of bankruptcy, insolvency or reorganization relating to us), either the trustee or the holders of at least 25% of the outstanding aggregate principal amount of the debt securities of such series may declare the principal amount of all of the debt securities of that series to be due and payable immediately. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization relating to us, unless the principal and accrued and unpaid interest on such debt securities shall have become due and payable, the principal of and accrued and unpaid interest, if any, on such debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of such outstanding debt securities. At any time after the trustee or the holders, as the case may be, declare an acceleration with respect to the debt securities of any series, but before the a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of the outstanding debt securities of such series may, under certain conditions, cancel such acceleration if we have cured all Events of Default (other than the nonpayment of accelerated principal) with respect to the debt securities of such series or all such Events of Default have been waived as provided in the indenture.

The indenture provides that, subject to the duties of the trustee to act with the required standard of care, if there is a continuing Event of Default, the trustee need not exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity satisfactory to the trustee. Subject to such provisions for security or indemnification of the trustee and certain other conditions, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power the trustee holds with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture unless:

•	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of that series;

•

the holders of not less than 25% of the aggregate principal amount of the outstanding debt securities of that series have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee under the indenture;

•

such holder or holders have offered, and if requested, provided to the trustee reasonable security or indemnity satisfactory to the trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

•	the trustee has failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•

no direction inconsistent with such written request has been given during such 60-day period by the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

The holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and any premium or interest on, such debt security on or after the date or dates they are to be paid as expressed in such debt security and to institute suit for the enforcement of any such payment.

We are required to furnish to the trustee annually a statement as to the absence of certain defaults under the indenture or the nature and status of any such defaults. The indenture provides that the trustee need not provide holders of debt securities notice of any default (other than the nonpayment of principal or any premium or interest) if it considers it in the interest of the holders of debt securities not to provide such notice.

Modification and Waiver

We and the trustee may amend the indenture with the consent of the holders of a majority of the aggregate principal amount of the outstanding debt securities of each series affected by the amendment. However, no such amendment may, without the consent of the holders of all then outstanding debt securities of the affected series:

•	change the due date of the principal of, or any installment of principal of or interest on, the debt securities of that series;

•	reduce the principal amount of, interest rate on, premium payable upon redemption of, or amount of principal due and payable upon any declaration of acceleration of the debt securities of that series;

•	change the place or currency of payment of principal of, or any premium or interest on, the debt securities of that series;

•

impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities of that series after the due date or redemption date of such debt securities, or alter the method of computation of interest;

•

reduce the percentage in aggregate principal amount of the debt securities of that series then outstanding, the consent of whose holders is required for amendment of the indenture, for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults and the related consequences; or

•

if the debt securities of any series are convertible, make any change that adversely affects in any material respect the right to convert such debt securities or decrease the conversion rate or increase the conversion price of such debt securities, unless such decrease or increase is permitted by the terms of such debt securities.

The holders of a majority of the aggregate principal amount of the outstanding debt securities of any series may waive, insofar as that series is concerned, future compliance by us with certain restrictive covenants of the indenture. Prior to any acceleration of maturity of the debt securities of a series, the holders of at least a majority in aggregate principal amount of the outstanding debt securities of such series may waive any past default or Event of Default under the indenture with respect to that series, except a failure by us to pay the principal of, or any premium or interest on, any debt securities of that series or a default with respect to a provision that cannot be modified or amended without the consent of the holders of all outstanding debt securities of the affected series.

Satisfaction and Discharge

The indenture will cease to be of further effect with respect to the debt securities of any series when:

•

either (a) all outstanding debt securities of such series (except (i) mutilated, destroyed, lost or stolen debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us and (ii) debt securities for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee cancelled or for cancellation or (b) all such debt securities not so delivered to the trustee cancelled or for cancellation have become due and payable, will become due and payable at their stated maturity within one year, or are to be called for redemption within one year, and we have irrevocably deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date; and

•	we have paid all other sums due under the indenture and delivered an officer’s certificate and opinion of counsel to the Trustee stating that all related conditions have been satisfied.

Notwithstanding the above, certain provisions of the indenture will survive, including with respect to certain rights, obligations and immunities of the trustee.

Defeasance

The debt securities or any series of debt securities may be defeased at any time in accordance with the terms set forth in the indenture. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to such debt securities and the indenture (“legal defeasance”), or it may terminate only our obligations under certain covenants that may be applicable to such debt securities (“covenant defeasance”).

We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, the debt securities may not be accelerated because of an Event of Default. If we exercise the covenant defeasance option, the debt securities may not be accelerated by reference to any restrictive covenants which apply to the debt securities.

To exercise either defeasance option, we must:

•

irrevocably deposit in trust with the trustee or another trustee money or U.S. government obligations or a combination thereof in an amount sufficient to pay and discharge the principal of and any premium and interest or other amounts due on the debt securities on the stated maturities or redemption dates therefor;

•

deliver a certificate from a nationally recognized firm of independent public accountants or investment bankers expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal of and premium and interest when due on all the debt securities to maturity or redemption, as the case may be; and

•

comply with certain other conditions, including that (i) there be no Event of Default at the time of deposit or Event of Default due to bankruptcy on or prior to the 90th day after the deposit date and (ii) that we deliver to the trustee an opinion of tax counsel to the effect that beneficial owners of the debt securities will not recognize gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance had not occurred; provided that, in the case of any legal defeasance, such opinion must be based on the publication of an Internal Revenue Service ruling or a change in the applicable U.S. federal income tax law to the effect of the foregoing).

If we exercise our option to effect a covenant defeasance as described above and the debt securities are thereafter declared due and payable because of an Event of Default (other than an Event of Default caused by failing to comply with the covenants that are defeased), the amount of money and securities we have deposited with the trustee would be sufficient to pay amounts due on the debt securities on their respective due dates but may not be sufficient to pay amounts due on the debt securities at the time of acceleration resulting from such Event of Default. However, we would remain liable for such payments.

Global Securities

We may issue some or all of the debt securities sold pursuant to this prospectus in global form represented by one or more global securities, each of which will represent beneficial interests in the applicable debt securities. We will deposit global securities with, or on behalf of, a depositary, and register them in the name of a nominee of the depositary. Each such global security will constitute a single debt security for purposes of the indenture.

So long as the depositary, or its nominee, is the registered owner of a global security, the depository or its nominee, as the case may be, will be considered the owner of that global security. We will make payments of principal of, any premium, and interest on the global security to the depository or its nominee, as the case may be, as the registered owner of that global security. To exercise any of the rights of the registered owners of debt securities, each person holding a beneficial interest in a global security must, except as discussed below, rely on the procedures of the depository.

Except as otherwise set forth in the applicable prospectus supplement, owners of a beneficial interest in a global security will not be entitled to have any individual debt securities registered in their names, will not receive or be entitled to receive physical delivery of any debt securities and will not be considered the owners of debt securities, unless:

•

the depositary notifies us that it is unwilling or unable to continue as a depositary for such global security and no successor depositary is appointed by us within 90 days of our receipt of such notice;

•

an Event of Default has occurred and is continuing with respect to such global security and the security registrar has received a request from the depositary to issue certificates securities in lieu of the global security; or

•	we determine, in our sole discretion, that debt securities of a series issued in global form will no longer be represented by a global security.

Governing Law

The indenture is, and the debt securities will be, governed by and construed in accordance with the laws of the State of New York.

The Trustee

Wells Fargo Bank, National Association is expected to be the trustee under the indenture. Wells Fargo Bank, National Association and its affiliates have engaged, currently are engaged, and may in the future engage in financial or other transactions with us and/or our affiliates in the ordinary course of their respective businesses.

Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. If an Event of Default shall have occurred and continues that is known to the trustee, the trustee will exercise such of the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. The trustee will be under no obligation to exercise any of the rights or powers vested in it by the indenture at the request or direction of any holder pursuant to the indenture, unless such holder has offered to the trustee reasonable security or indemnity satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered under this prospectus in any one or more of the following ways:

•	directly to purchasers;

•	through agents; or

•	to or through underwriters or dealers.

We may distribute the debt securities from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

We may directly solicit offers to purchase debt securities, or we may designate agents to solicit such offers. We will, in the prospectus supplement or other offering materials relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act of 1933, as amended (the Securities Act), and describe any commissions we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement or other offering materials, on a firm commitment basis. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

If any underwriters or agents are utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement or other offering materials relating to such offering their names and the terms of our agreement with them.

If a dealer is utilized in the sale of the debt securities in respect of which this prospectus is delivered, we will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale.

In order to facilitate the offering of the debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the debt securities or any other securities the prices of which may be used to determine payments on such debt securities. Specifically, any underwriters may over-allot in connection with the offering, creating a short position for their own accounts. In addition, to cover over-allotments or to stabilize the price of the debt securities or of any such other securities, the underwriters may bid for, and purchase, the debt securities or any such other securities in the open market. Finally, in any offering of the securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Any underwriter, agent or dealer utilized in the initial offering of securities will not confirm sales to accounts over which it exercises discretionary authority without the prior specific written approval of its customer.

LEGAL MATTERS

The legality of the debt securities in respect of which this prospectus is being delivered will be passed on for us by McGuireWoods LLP. Underwriters, dealers or agents, if any, who we will identify in a prospectus supplement or other offering materials, may have their counsel pass upon certain legal matters in connection with the debt securities offered by this prospectus.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$400,000,000

NewMarket Corporation

2.700% Senior Notes due 2031

Joint Book-Running Managers

BofA Securities

J.P. Morgan

Senior Co-Managers

Citigroup

DBS Bank Ltd.

US Bancorp

Wells Fargo Securities

Co-Managers

BNP PARIBAS

TD Securities

Citizens Capital Markets

PNC Capital Markets

March 4, 2021